SERVICES AGREEMENT

     This Agreement is effective as of September 16, 2002 by and between Cobalt Corporation and Blue Cross & Blue Shield United of Wisconsin (collectively known as the "Company") and James Hartert, M.D. ("Dr. Hartert").

                                    RECITALS

     1.   Dr. Hartert is the Company's Vice President and Chief Medical Officer.

     2. Dr. Hartert is a knowledgeable and experienced executive familiar with the Company and its operations.

     3. Dr. Hartert's position as Vice President and Chief Medical Officer has been eliminated but the Company desires to retain the availability of Dr. Hartert's services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company and Dr. Hartert,

     IT IS HEREBY AGREED AS FOLLOWS:

                                    ARTICLE I
                              CONTINUED EMPLOYMENT

     1.1 Effective September 16, 2002, Dr. Hartert's position as Vice President and Chief Medical Officer of the Company is eliminated and he is no longer an officer of the Company.

     1.2 For the period of September 16, 2002 through March 31, 2003, Dr. Hartert shall continue to serve as an employee of the Company providing such services as the Company may require consistent with Dr. Hartert's skills and experience. It is expressly provided, however, that Dr. Hartert shall not be required to maintain regular hours of employment nor to devote his full-time efforts to his employment with the Company. At such times as Dr. Hartert's physical presence at the Company's office is necessary for the performance of certain services, the Company and Dr. Hartert will mutually agree on a date and time. The Company acknowledges that, subject to Section 4.2, below, Dr. Hartert may gain other employment prior to March 31, 2003, and that that will not change his status as an employee hereunder, nor reduce the compensation and benefits provided for herein. It is further understood that Dr. Hartert will not be provided office or administrative support by the Company and that Dr. Hartert's employment will terminate on March 31, 2003.

     1.3 Dr. Hartert shall report to Stephen E. Bablitch while he is employed by the Company.

                                   ARTICLE II
                 COMPENSATION, BENEFITS AND OTHER CONSIDERATION

     2.1 Compensation and Benefits. Dr. Hartert shall receive the following compensation and benefits from the Company through March 31, 2003:

          (a) Salary at Dr. Hartert's current monthly rate of $24,099 payable according to the Company's normal management payroll procedures;

          (b) Benefits under the 401(k) Plan, Pension Plan and Supplemental Executive Retirement Plan ("SERP") accrued according to the respective plan documents;

          (c) Continued participation in all Company welfare benefit plans excluding the executive reimbursement of health expenses. Group health insurance coverage will cease during this period if Dr. Hartert becomes eligible for other group health insurance coverage. After March 31, 2003, Dr. Hartert will be able to continue his group insurance coverage through the Company by paying the full COBRA continuation cost. Dr. Hartert may also elect to continue the executive reimbursement of health expenses benefit by paying the full COBRA continuation cost for that benefit after September 15, 2002;

          (d) Benefits according to the terms of the following named compensation plans prorated through September 2002 and paid at the time normally applicable to participants in these plans:

               (i) 2002 Profit Sharing Plan (for purposes of this plan, Dr. Hartert will be treated as a Cobalt Corporate Employee);

               (ii) 2002 Management Incentive Plan (individual performance goals to be rated at target level, which is 12% of eligible earnings).

Notwithstanding anything to the contrary contained in the referenced plans, the payments enumerated in this Section 2.1(d) will be made even if paid after March 31, 2003, and even if Dr. Hartert is no longer employed by the Company on the date of payment.

          (e) Three (3) weeks of accrued and unused vacation pay and five (5) unused personal days as of March 31, 2003, to be paid on or before April 15, 2003; and

          (f) Continued participation in the Company's Equity Incentive Plan through March 31, 2003. Continued vesting of options issued to Dr. Hartert under the Company's Equity Incentive Plan, through March 31, 2003, consistent with his employee status through that date, with the continued exercise of vested options after that date being governed by the terms of the Plan and the grants thereunder.

     2.2 Conference Attendance. The Company shall pay reasonable expenses, including transportation costs, registration fees, hotel and meals, associated with Dr. Hartert's attendance at two professional meetings. Those meetings are:
The American Association of Health Plans held in Chicago, Illinois on October 10 and 11, 2002 and The National Forum of Quality Improvement in Health Care to be held December 10 and 11, 2002 in Orlando, Florida.

     2.3 Business Expenses. The Company shall reimburse Dr. Hartert for all reasonable expenses incurred in the course of the performance of his duties and responsibilities pursuant to this Agreement and consistent with the Company's policies with respect to travel, entertainment and miscellaneous expenses, and the Company's requirements with respect to the reporting of such expenses.

                                   ARTICLE III
                          EXECUTIVE SEVERANCE AGREEMENT

     3.1 Coordination with Executive Severance Agreement. Dr. Hartert's termination shall be deemed a termination "by the Company for reasons other than Cause" as that phrase is used in Section 4.2(a) of the Executive Severance Agreement dated June 19, 2001, between Cobalt Corporation and Dr. Hartert. Dr. Hartert's termination is thus a Qualifying Termination under the Executive Severance Agreement which will entitle Dr. Hartert to the benefits described in the Severance Agreement in the event a "Change in Control," as that term is used in the Executive Severance Agreement, occurs in the-six month period immediately following Dr. Hartert's March 31, 2003 termination of employment. If Dr. Hartert is entitled to benefits under the Executive Severance Agreement as a result of such a "Change in Control," any such benefits will offset any corresponding benefits that he is still entitled to under this Agreement.

                                   ARTICLE IV
                    CONFIDENTIAL INFORMATION; NONCOMPETITION

     4.1 Confidential Information. Dr. Hartert acknowledges that he already has and may acquire information of a confidential nature relating to the operation, finances, business relationships and trade secrets of the Company. During Dr. Hartert's employment by the Company and for a period of two years following termination thereof (that is, through March 31, 2005), within the geographical area in which such use, publication or disclosure would reasonably be expected to harm the Company's existing or potential business interests, Dr. Hartert will not use (except for use in the course of Dr. Hartert's authorized duties on behalf of the Company), publish, disclose or authorize anyone else to use, publish or disclose, without the prior written consent of the Company, any confidential information pertaining to the Company or its affiliated entities, including, without limitation, any information relating to existing or potential business, customers, trade or industrial practices, fees, costs, processes or technical data; provided, however, that following termination of Dr. Hartert's employment, Dr. Hartert shall be prohibited from using, publishing, disclosing or authorizing anyone else to use, publish or disclose, any confidential information which constitutes a trade secret under applicable law. The foregoing notwithstanding, Dr. Hartert has no obligation to refrain from using, publishing or disclosing any such confidential information which is or hereafter shall become available to the public otherwise than by use, publication or disclosure by Dr. Hartert. This prohibition also does not prohibit Dr. Hartert's use of general skills and know-how acquired during and prior to employment, as long as such use does not involve the use, publication or disclosure of the Company's confidential information.

     4.2 Noncompetition. During Dr. Hartert's employment with the Company, and until September 15, 2003, Dr. Hartert shall not, without the prior written consent of the Company, accept employment by, or directly or indirectly render consulting services to, a "Competitor of the Company." For purposes of this
Section 4.2, "Competitor of the Company" shall mean: the Wisconsin Operations and/or Wisconsin Subsidiaries of Humana, WPS, Blue Cross of Minnesota (Atrium), Medica, United Healthcare and Healthpartners; American Medical Security; Touchpoint HMO; Network HMO; Dean HMO; and Physicians Plus HMO. For purposes of this Section 4.2, accepting employment by or rendering services to Wisconsin Operations and/or Wisconsin Subsidiaries of the named entities means a position, in which any of Dr. Hartert's primary responsibilities are with, or supervising, the named companies' operations in Wisconsin or in which he assists anyone else at such Competitor of the Company to compete with the Company in Wisconsin. It would not include jobs with the company-wide responsibilities that included oversight of the same type of operation in multiple states, other than in Wisconsin. For example, Dr. Hartert could serve as the chief medical officer, COO or CEO of a company where the majority of its business was in Minnesota, as opposed to Wisconsin, as long as he does not assist such company to compete with the Company in Wisconsin as described in this section through September 15, 2003.

     4.3 Non-Solicitation. For a period of one year following March 31, 2003, Dr. Hartert will not solicit, or assist any person or entity to solicit, any employee, agent, supplier or other person having business relations with the Company to terminate such employee's employment or terminate or curtail such supplier's or other person's business relationship with the Company.

     4.4  Return of Documents and Property.

          (a) Dr. Hartert represents that he has, to the best of his knowledge and belief, returned all of the Company's papers, documents and things, including information stored for use in or with computers and software applicable to the Company business (and all copies thereof), which were in Dr. Hartert's possession or under Dr. Hartert's control, regardless whether such papers, documents or things contain confidential information or trade secrets, except such papers, documents, and things as the Company may deem necessary for Dr. Hartert to fulfill his employment under this Agreement. To the extent Dr. Hartert receives any papers, documents or things belonging to the Company, in the course of rendering services to the Company, in the period starting with the date of this Agreement and ending on his last day of employment, he will return them to the Company.

          (b) Dr. Hartert has returned to the Company his Company-leased car and gasoline credit card.

     4.5 No Conflicts. Dr. Hartert represents and warrants that he has not previously assumed any obligations inconsistent with those of this Agreement and that employment by the Company does not conflict with any prior obligations to third parties.

     4.6 Agreement and Fairness. Dr. Hartert acknowledges that (i) this Agreement has been specifically bargained between the parties and reviewed by him, (ii) Dr. Hartert has been advised to consult with legal counsel regarding this Agreement, and (iii) the covenants made by and duties imposed on Dr. Hartert hereby are fair, reasonable and necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Dr. Hartert's livelihood by the strict enforcement of the covenants contained herein.

     4.7 Equitable Relief. Dr. Hartert acknowledges that any material breach of this Agreement may cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy. Accordingly, the Company shall in any such event be entitled to obtain injunctive and other forms of equitable relief to prevent such breach and to recover from Dr. Hartert the monetary value of the consideration that he has received from the Company under this Agreement.

                                    ARTICLE V
                                    RELEASES

     5.1 Company Release. Dr. Hartert on behalf of himself, his heirs, and his assignees, releases the Company and each of its employee benefit plans from any and all claims or causes of action, whether known or unknown, asserted or unasserted, he may have against the Company, including claims under local, state and federal employment discrimination laws, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, or claims under any benefit plan or executive compensation arrangement, or claims under state law, including actions for defamation, breach of contract or wrongful termination, and from any other liability, obligation or responsibility of whatever kind. This Section 5.1, however, does not apply or adversely affect any claims by Dr. Hartert which involve the following: (i) his rights to receive vested benefits to which he is entitled as of the date of this Agreement or the date his employment with the Company terminates under any qualified or nonqualified employee benefit plans and arrangements of the Company, including the Company's Equity Incentive Plan; (ii) any benefits under the Wisconsin Worker's Compensation Act; (iii) claims for indemnification as provided under applicable law, directors and officers insurance, an agreement with the Company, or the Articles of Incorporation or By-Laws of the Company; or
(iv) obligations owed by the Company to him under this Agreement.

     5.2 Dr. Hartert Release. The Company hereby releases Dr. Hartert, his heirs and his assignees from any and all claims or causes of action, whether known or unknown, asserted and unasserted, it may have against Dr. Hartert, including claims under any benefit plan or executive compensation arrangement, or claims under state law, and from any other liability, obligation or responsibility of whatever kind except for a claim to enforce this Agreement.

     5.3 Older Worker Benefit Protection Act. Dr. Hartert agrees and acknowledges as follows:

          (a) He has read the terms of this Agreement, understands its contents, and agrees to the terms and conditions set forth herein of his own free will.

          (b) He has been advised to consult with and be represented by legal counsel prior to executing this Agreement.

          (c) He has made an independent investigation of all material facts and does not rely on any statement or representation of the Company in entering into this Agreement.

          (d) He understands that this Agreement includes a general release and that he can make no claims against the Company except as provided in the general release.

          (e)  He acknowledges that he has been offered a period of twenty-one
     (21) days to consider whether to enter into this Agreement.

          (f) He acknowledges and understands that he may rescind the waiver of claims and release contained herein within seven (7) calendar days of the date on which he executes this document. Should he wish to exercise his right to rescind this waiver and release, the rescission must be in writing and must be delivered by hand or mail within seven (7) calendar days of the date set forth herein. If he wishes to deliver his rescission by mail, the rescission must be postmarked within the seven (7) calendar days set forth above; must be sent by certified mail, return receipt requested; and must be properly addressed as follows:

               Kathryn Koenen Potos
               Vice President, Human Resources
               Cobalt Corporation
               401 W. Michigan Street
               Milwaukee, WI  53203


                                   ARTICLE VI
                               GENERAL PROVISIONS

     6.1 Notices. Any and all notices provided for in this Agreement shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, (ii) if by fax, the confirmation of receipt,
(iii) if by overnight courier, the business day following mailing, or (iv) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at the address designated below for such party as follows (or to such other address for such party as such party may have substituted by notice pursuant to this Section 6.1):

          (a)  If to the Company:
               Cobalt Corporation
               401 W. Michigan Street
               Milwaukee, WI  53203
               Attn:  President

          (b)  Copy to:
               Kathryn Koenen Potos
               Vice President, Human Resources
               Cobalt Corporation
               401 W. Michigan Street
               Milwaukee, WI  53203

          (c)  If to Dr. Hartert:
               Dr. James Hartert
               15405 Turnberry Drive
               Brookfield, WI  53005

          (d)  Copy to:
               Debra Sadow Koenig
               Godfrey & Kahn, S.C.
               780 North Water Street
               Milwaukee, WI  53202


     6.2 Non-Disparagement. Neither Dr. Hartert nor the Company and/or its corporate officers shall make or publish any disparaging or derogatory statements about the other or the corporate officers of the Company to Company employees, customers, vendors, media, the investment community or to any other person.

     6.3 Confidentiality of Agreement. The Company and Dr. Hartert agree not to disclose the contents of this Agreement to any other person (including to nonexecutive personnel of the Company) except to (a) Dr. Hartert's immediate family, (b) Dr. Hartert's legal or tax advisors, or (c) where disclosure is required by law or by valid legal process.

     6.4 Fees and Costs. Within thirty (30) days of presentation of an itemized invoice by Godfrey & Kahn, S.C. to the Company (in care of Kathryn Potos) in connection with representing Dr. Hartert as regards this Agreement, the Company will pay Godfrey & Kahn, S.C. up to $5,000 for his reasonable legal fees and costs that are supported by such an itemized invoice. In addition, if there is a dispute as regards this Agreement, the prevailing party will be entitled to receive from the other party reimbursement of its costs (including, without limitation, reasonable attorneys' fees) incurred in connection with such dispute.

     6.5 Reference. If a potential employer or partner of Dr. Hartert should contact any of the corporate officers of the Company for a reference, any such calls will be directed to Stephen E. Bablitch. The Company, Mr. Bablitch and Dr. Hartert have agreed that the points contained on the attached Appendix A shall be the basis for any such reference.

     6.6 Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the parties and supersedes and replaces any prior understandings and agreements between the parties with respect to the subject matter hereof.

     6.7 Amendment. This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

     6.8 Assignability. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

     6.9 Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

     6.10 Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     6.11 Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules or construction concerning the draftsman hereof, and without regard to its conflicts of law provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.


COBALT CORPORATION


By: /s/ Stephen E. Bablitch                                     11/13/02
   ----------------------------------------            -------------------------
                                                                  Date


JAMES HARTERT, M.D.


By: /s/ James Hartert, MD.                                      11/8/02
   ----------------------------------------            -------------------------
                                                                  Date

APPENDIX A
----------

Talking points for requests for references for James E. Hartert, MD

Jim has been an admirable member of the executive team of our organization since joining us in 1996. He has a solid track record of advancement in title and scope of responsibility with Cobalt. Of particular note Jim was a serious candidate to succeed Tom Hefty as Cobalt CEO.

To his credit Jim, worked himself out of a job. The Cobalt Board of Directors chose me to succeed Tom as CEO. As Jim executed his own succession plan, he successfully sold his business unit, Innovative Resource Group and developed a competent Medical Management infrastructure. As I faced a need for reorganization and cost reduction, Jim's position as Chief Medical Officer was expendable.

Among his many accomplishments during his tenure with Cobalt were:

     Consolidated and integrated 10 Cobalt subsidiaries or lines of business
     -----------------------------------------------------------------------
     into Innovative Resource Group, LLC
     -----------------------------------

          Jim led IRG until it's strategic sale in March 2002 to APS Healthcare. Jim identified APS as a suitor, coordinated the due diligence, negotiated and closed the sale. This sale generated a significant profit over book value.

     Restructured Medical Management processes to exceed industry benchmarks
     -----------------------------------------------------------------------

          He moved Medical Management of Cobalt HMO's from non-compliance with NCQA requirements to 3-Year NCQA accreditation for Cobalt's largest HMO's.

     Held pharmacy cost trends well below industry and competitor averages for
     -------------------------------------------------------------------------
     past 3 years
     ------------

          He developed and executed a multi-faceted pharmacy strategy that included PBM contracting, network recontracting, 3-tiered open formulary design, expanded clinical programs and aggressive introduction of STEP therapy claim processing.

     Enhanced the reputation of Cobalt through community visibility
     --------------------------------------------------------------

          He regularly represented Cobalt to the community via print and television media; presentations to community groups; testimony to governmental entities and participation at BCBSA and on national committees.

     Supported the reorganization of Cobalt
     --------------------------------------

          He professionally, quietly and successfully executed his own succession plan while objectively advising me on the reorganization of Cobalt that is currently under way.